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                                                                      Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


                  We consent to the inclusion in the Post-Effective Amendment No. 1 to the Registration Statement of the Warburg, Pincus Long-Short Equity Fund, Inc. on Form N-1A (File No. 333-60691) of our report dated October 22, 1998 on our audit of the financial statements and financial highlights of the BEA Long-Short Equity Fund, a portfolio of The RBB Fund, Inc., for the period September 11, 1998 to October 20, 1998, which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Statements" and "Independent Accountants and Counsel."





/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP



2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 23, 1998